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                                                           EXHIBIT (12)
                                           THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         -------------------------------------------------
                                                        Millions of Dollars
                                                                                                           Three Months
                                                            Years Ended June 30                           Ended Sept. 30
                                               -------------------------------------------------         -----------------
                                                 1990       1991      1992      1993      1994             1993       1994
                                               ------     ------    ------    ------    ------           ------     ------
EARNINGS AS DEFINED
- - - -------------------
 Earnings from operations before income taxes
   after eliminating undistributed earnings
   of 20% to 50% owned affiliates              $2,401     $2,652    $2,870    $  294    $3,307           $1,054     $1,239

 Fixed charges excluding capitalized interest     480        435       584       631       569              146        142
                                               ------     ------    ------    ------    ------           ------     ------

   TOTAL EARNINGS, AS DEFINED                  $2,881     $3,087    $3,454    $  925    $3,876           $1,200     $1,381
                                               ======     ======    ======    ======    ======           ======     ======


FIXED CHARGES, AS DEFINED
- - - -------------------------
 Interest expense                              $  442     $  395    $  510    $  552    $  482           $  125     $  119
 1/3 of rental expense                             38         40        74        79        87               21         23
                                               ------     ------    ------    ------    ------           ------     ------
                                                  480        435       584       631       569              146        142
 Capitalized interest                               3         17        25        25        19                5          3
                                               ------     ------    ------    ------    ------           ------     ------
   TOTAL FIXED CHARGES, AS DEFINED             $  483     $  452    $  609    $  656    $  588           $  151     $  145
                                               ======     ======    ======    ======    ======           ======     ======

   RATIO OF EARNINGS TO FIXED CHARGES             6.0        6.8       5.7       1.4       6.6              8.0        9.5
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